Exhibit 4.10

FINAL VERSION

LIMITED PARTNERSHIP AGREEMENT

of

CELLENKOS HOLDINGS L.P.

dated as of

[            ]

THE PARTNERSHIP INTERESTS (THE “INTERESTS”) REFERRED TO IN THIS LIMITED PARTNERSHIP AGREEMENT (THE “AGREEMENT”) HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES, OR ANY OTHER APPLICABLE SECURITIES LAWS IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND SUCH LAWS. SUCH INTERESTS MUST BE ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED, TRANSFERRED, OR OTHERWISE DISPOSED OF AT ANY TIME EXCEPT IN COMPLIANCE WITH (I) THE SECURITIES ACT, ANY APPLICABLE U.S. STATE SECURITIES LAWS, AND ANY OTHER APPLICABLE SECURITIES LAWS; AND (II) THE TERMS AND CONDITIONS OF THIS LIMITED PARTNERSHIP AGREEMENT. THEREFORE, PURCHASERS OF INTERESTS WILL BE REQUIRED TO BEAR THE RISK OF THEIR INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

TABLE OF CONTENTS

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LIMITED PARTNERSHIP AGREEMENT

This Limited Partnership Agreement of Cellenkos Holdings L.P., a Delaware limited partnership (the “Partnership”), is entered into as of April 29, 2022 (the “Effective Date”) by and among Cellenkos GP Limited, a company incorporated under the laws of the British Virgin Islands, as General Partner, each other party who is executing this Agreement as of the Effective Date (collectively, the “Initial Limited Partners”), and each other Person who thereafter becomes a Partner in accordance with the terms of this Agreement.

RECITALS

WHEREAS, the Partnership was formed under the laws of the State of Delaware by the filing of a Certificate of Limited Partnership of the Partnership with the Secretary of State of Delaware (the “Secretary of State”) on the Effective Date (the “Certificate of Limited Partnership”); and

WHEREAS, the Partners wish to enter into this Agreement setting forth the terms and conditions governing the operation and management of the Partnership.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I

DEFINITIONS

Section 1.01 Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in this Section 1.01:

“Adjusted Capital Account Deficit” means, with respect to any Partner, the deficit balance, if any, in such Partner’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a)  crediting to such Capital Account any amount that such Partner is obligated to restore or is deemed to be obligated to restore pursuant to Treasury Regulations Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1), and 1.704-2(i); and

(b)  debiting to such Capital Account the items described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5), and (6).

“Adjusted Taxable Income” of a Partner for a Fiscal Year (or portion thereof) with respect to the Partnership Interest held by such Partner means the federal taxable income allocated by the Partnership to the Partner with respect to such Partner’s Partnership Interest (as adjusted by any final determination in connection with any tax audit or other proceeding) for such Fiscal Year (or portion thereof); provided, that such taxable income shall be computed minus any excess taxable loss or excess taxable credits of the Partnership for any prior period allocable to such Partner with respect to such Partner’s Partnership Interest that were not previously taken into account for purposes of determining such Partner’s Adjusted Taxable Income in a prior Fiscal Year to the extent such loss or credit would be available under the Code to offset income of the Partner (or, as appropriate, the direct or indirect owners of the Partner) determined as if the income, loss, and credits from the Partnership were the only income, loss, and credits of the Partner (or, as appropriate, the direct or indirect owners of the Partner) in such Fiscal Year and all prior Fiscal Years.

“Adjustment Factor” means 8.1456; provided, that, if, after the Effective Date, GCBC (a) declares or pays a dividend on its outstanding GCBC Shares in GCBC Shares or makes a distribution to all holders of its outstanding GCBC Shares in GCBC Shares; (b) splits or subdivides its outstanding GCBC Shares; or (c) effects a reverse stock split or otherwise combines its outstanding GCBC Shares into a smaller number of GCBC Shares, unless, in any such event, a similar transaction is effected with respect to the Partnership Units (so that the value of a Partnership relative to a GCBC Share remains unchanged), then the Adjustment Factor shall be adjusted by multiplying the Adjustment Factor previously in effect by a fraction, (i) the numerator of which shall be the number of GCBC Shares outstanding on the record date for such dividend, distribution, split, subdivision, reverse split or combination (assuming for such purposes that such dividend, distribution, split, subdivision, reverse split or combination has occurred as of such time) and (ii) the denominator of which shall be the number of GCBC Shares outstanding on the record date for such dividend, distribution, split, subdivision, reverse split or combination (assuming for such purposes that such dividend, distribution, split, subdivision, reverse split or combination has not occurred as of such time).

“Adverse Tax Determination” means, with respect to a Limited Partner, a final determination of or any other agreement (under Section 1313 of the Code) or settlement with the IRS that the transactions described under such Limited Partner’s Cellenkos SPA do not qualify for the Intended Tax Treatment as such term is defined under such Limited Partner’s Cellenkos SPA; provided, that such Limited Partner has complied with Section 6.8(d) thereto.

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract, or otherwise; provided, however, that a Person that, directly or indirectly, owns or controls 50.1% or more of any voting securities, partnership, or other interests that provide the ability to cause the direction of the management and policies of a Person shall be deemed to control such other Person; and the terms “controlling” and “controlled” shall have correlative meanings. For purposes hereof, the Cellenkos Founder and the Cellenkos Founder Partner shall not be deemed Affiliates of GCBC and the General Partner, and vice versa.

“Agreement” means this Limited Partnership Agreement, as executed and as it may be amended, modified, supplemented, or restated from time to time, as provided herein.

“Applicable Law” means all applicable provisions of (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations, or orders of any Governmental Authority; (b) any consents or approvals of any Governmental Authority; and (c) any orders, decisions, advisory, or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority.

“Book Depreciation” means, with respect to any Partnership asset for each Fiscal Year, the Partnership’s depreciation, amortization, or other cost recovery deductions determined for federal income tax purposes, except that if the Book Value of an asset differs from its adjusted tax basis at the beginning of such Fiscal Year, Book Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero and the Book Value of the asset is positive, Book Depreciation shall be determined with reference to such beginning Book Value using any permitted method selected by the General Partner in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g)(3).

“Book Value” means, with respect to any Partnership asset, the adjusted basis of such asset for federal income tax purposes, except as follows:

(a)  the initial Book Value of any Partnership asset contributed by a Partner to the Partnership shall be the gross Fair Market Value of such Partnership asset as of the date of such contribution;

(b)  immediately prior to the distribution by the Partnership of any Partnership asset to a Partner, the Book Value of such asset shall be adjusted to its gross Fair Market Value as of the date of such distribution;

(c)  the Book Value of all Partnership assets may, in the sole discretion of the General Partner, be adjusted to equal their respective gross Fair Market Values, as determined by the General Partner, as of the following times:

(i)  the acquisition of an additional Partnership Interest in the Partnership by a new or existing Partner in consideration for more than a de minimis Capital Contribution;

(ii)  the distribution by the Partnership to a Partner of more than a de minimis amount of property (other than cash) as consideration for all or a part of such Partner’s Partnership Interest; and

(iii)  the liquidation of the Partnership within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g);

(d)  the Book Value of each Partnership asset shall be increased or decreased, as the case may be, to reflect any adjustments to the adjusted tax basis of such Partnership asset pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Account balances pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided, that Book Values shall not be adjusted pursuant to this paragraph (d) to the extent that an adjustment pursuant to paragraph (c) above is made in conjunction with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d); and

(e)  if the Book Value of a Partnership asset has been determined pursuant to paragraph (a) or adjusted pursuant to paragraphs (c) or (d) above, such Book Value shall thereafter be adjusted to reflect the Book Depreciation taken into account with respect to such Partnership asset for purposes of computing Net Income and Net Losses.

“Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in the City of New York, the State of Texas, the Cayman Islands, Hong Kong or the PRC are authorized or required to close.

“Capital Account” has the meaning set forth in Section 3.03.

“Capital Contribution” means, for any Partner, the total amount of cash and cash equivalents and the Book Value of any property contributed to the Partnership by such Partner, including the Initial Capital Contribution and any Subsequent Capital Contribution.

“Cash Amount” means an amount of cash equal to the Value of the GCBC Shares Amount on the date of receipt by the General Partner of a Redemption Notice.

“Cellenkos” means Cellenkos, Inc., a Delaware corporation.

“Cellenkos Founder” means Dr. Simrit Parmar.

“Cellenkos Founder Partner” means Rocelo LLC and each other Person to whom a Cellenkos Founder Partner has transferred any Limited Partner Interest in accordance with the terms of this Agreement.

“Cellenkos SPA” means, for any Limited Partner that is not GCBC or its Affiliates, that one or more Stock Purchase Agreement(s) among such Limited Partner, GCBC, the Partnership and Cellenkos in relation to the sale of certain class A or class B common stock of Cellenkos by such Limited Partner to the Partnership.

“Certificate of Limited Partnership” has the meaning set forth in the Recitals.

“Class A Units” has the meaning set forth in Section 3.01.

“Class B Units” has the meaning set forth in Section 3.01.

“Class C Units” has the meaning set forth in Section 3.01.

“Code” means the Internal Revenue Code of 1986.

“Confidential Information” has the meaning set forth in Section 12.03.

“Covered Person” has the meaning set forth in Section 9.01(a).

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, Title 6, Chapter 17, §§ 17-101, et seq.

“Designated Individual” has the meaning set forth in Section 10.04(a).

“Effective Date” has the meaning set forth in the Preamble.

“Electronic Transmission” means any form of communication not directly involving the physical transmission of paper, including the use of, or participation in, one or more electronic networks or databases (including one or more distributed electronic networks or databases), that creates a record that may be retained, retrieved, and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” of any asset as of any date means the purchase price that a willing buyer having all relevant knowledge would pay a willing seller for such asset in an arm’s-length transaction, as determined in good faith by the General Partner or the Liquidator, as the case may be, based on such factors as the General Partner or the Liquidator, in the exercise of its reasonable business judgment, considers relevant.

“Family Members” has the meaning set forth in Section 8.02(a).

“Fiscal Year” means the period which begins on April 1 of a calendar year and ends on March 31 of the next calendar year.

“GCBC” means Global Cord Blood Corporation, a Cayman Islands exempted company.

“GCBC Corporate Transaction” has the meaning set forth in Section 8.03(a).

“GCBC Fundamental Event” has the meaning set forth in Section 8.03(f).

“GCBC Shares” means ordinary shares of GCBC, par value US$0.0001 per share.

“GCBC Shares Amount” means a number of GCBC Shares equal to the Adjustment Factor.

“General Partner” means Cellenkos GP Limited and its successors and permitted assigns that are admitted to the Partnership as a general partner in accordance with the terms of this Agreement and the Delaware Act, each in its capacity as a general partner of the Partnership.

“General Partner Interest” means the interest of the General Partner in the Partnership (in its capacity as general partner without reference to any Limited Partner Interest that may be held by it), including the General Partner’s right to (a) its distributive share of Net Income, Net Losses, and other items of income, gain, loss, and deduction of the Partnership; (b) its distributive share of the assets of the Partnership; and (c) any and all other rights, powers, and benefits to which the General Partner may be entitled as provided in this Agreement or the Delaware Act, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement and the Delaware Act.

“Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations, or orders of such organization or authority have the force of law), or any arbitrator, court, or tribunal of competent jurisdiction.

“GP Directors” has the meaning set forth in Section 1.02.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“Individual” means (a) an individual, (b) an entity treated as an individual for purposes of Section 542(a)(2) of the Code or (c) an entity disregarded from its owner, for U.S. federal Income Tax purposes, whose owner is described in (a) or (b).

“Initial Capital Contributions” has the meaning set forth in Section 3.02(c).

“Initial Limited Partners” has the meaning set forth in the Preamble.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” means the joinder agreement in form and substance attached hereto as Exhibit A.

“Limited Partner” means (a) each Initial Limited Partner; and (b) each Person who is hereafter admitted as such in accordance with the terms of this Agreement and the Delaware Act, in each case so long as such Person is shown on the Partnership’s books and records as the owner of a Limited Partner Interest.

“Limited Partner Interest” means the interest of a Limited Partner in the Partnership (in his, her, or its capacity as a limited partner without reference to any General Partner Interest that may be held by him, her, or it), including such Limited Partner’s right to (a) his, her, or its distributive share of Net Income, Net Losses, and other items of income, gain, loss, and deduction of the Partnership; (b) his, her, or its distributive share of the assets of the Partnership; (c) with respect to Voting Limited Partners only, vote on, consent to, or otherwise participate in any decision of the Partners as provided in this Agreement; and (d) any and all other rights and benefits to which such Limited Partner may be entitled as provided in this Agreement or the Delaware Act.

“Liquidator” has the meaning set forth in Section 11.03(a).

“Lock-Up Letter” means, with respect to a Limited Partner, a lock-up letter delivered by such Limited Partner to GCBC.

“Losses” has the meaning set forth in Section 9.03(a).

“Marital Relationship” means a civil union, domestic partnership, marriage, or any other similar relationship that is legally recognized in any jurisdiction.

“Net Income” and “Net Loss” mean, for each Fiscal Year or other period specified in this Agreement, an amount equal to the Partnership’s taxable income or taxable loss, or particular items thereof, determined in accordance with Code Section 703(a) (where, for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or taxable loss), but with the following adjustments:

(a)  any income realized by the Partnership that is exempt from federal income taxation, as described in Code Section 705(a)(1)(B), shall be added to such taxable income or taxable loss, notwithstanding that such income is not includable in gross income;

(b)  any expenditures of the Partnership described in Code Section 705(a)(2)(B), including any items treated under Treasury Regulations Section 1.704-1(b)(2)(iv)(i) as items described in Code Section 705(a)(2)(B), shall be subtracted from such taxable income or taxable loss, notwithstanding that such expenditures are not deductible for federal income tax purposes;

(c)  any gain or loss resulting from any disposition of Partnership property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the property so disposed, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

(d)  any items of depreciation, amortization, and other cost recovery deductions with respect to Partnership property having a Book Value that differs from its adjusted tax basis shall be computed by reference to the property’s Book Value (as adjusted for Book Depreciation) in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g);

(e)  if the Book Value of any Partnership property is adjusted as provided in the definition of Book Value, then the amount of such adjustment shall be treated as an item of gain or loss and included in the computation of such taxable income or taxable loss; and

(f)  to the extent an adjustment to the adjusted tax basis of any Partnership property pursuant to Code Sections 732(d), 734(b), or 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).

“New GCBC Shares” has the meaning set forth in Section 8.03(f)(i).

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(b), and the amount of Nonrecourse Deductions for any Fiscal Year shall be determined in accordance with the rules under Treasury Regulations Section 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(3).

“Officers” has the meaning set forth in Section 7.01(b).

“Partner” means a General Partner or a Limited Partner, in each case so long as such Person is shown on the Partnership’s books and records as the owner of a Partnership Interest. The Partners shall constitute “partners” (as that term is defined in the Delaware Act) of the Partnership.

“Partner Nonrecourse Debt” means “partner nonrecourse debt” as defined in Treasury Regulations Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if the Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulations Section 1.704-2(i)(3).

“Partner Nonrecourse Deduction” means “partner nonrecourse deduction” as defined in Treasury Regulations Section 1.704-2(i), substituting the term “Partner” for the term “partner” as the context requires.

“Partners Schedule” has the meaning set forth in Section 4.01(a).

“Partnership” has the meaning set forth in the Preamble.

“Partnership Confidential Information” has the meaning set forth in Section 12.03.

“Partnership Interests” means the General Partner Interest and the Limited Partner Interests.

“Partnership Minimum Gain” means “partnership minimum gain” as defined in Treasury Regulations Section 1.704-2(b)(2).

“Partnership Representative” has the meaning set forth in Section 10.04(a).

“Partnership Tax Audit Rules” mean Sections 6221 through 6241 of the Code, together with any regulatory or other administrative guidance promulgated thereunder, and any successor provisions.

“Partnership Unit” means a fractional, undivided share of the Partnership Interests of all Partners issued hereunder, including Class A Units, Class B Units and Class C Units.

“Percentage Interest” means at any time the percentage ownership interest in the Partnership of each Partner, as determined by dividing the Partnership Units owned by such Partner by the total number of Partnership Units outstanding at such time. The Percentage Interest of each Partner shall be as set forth in Schedule A, as may be amended from time to time.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

“PRC” means the People’s Republic of China.

“Receiving Person” has the meaning set forth in Section 12.03.

“Redeeming Partner” has the meaning set forth in Section 8.03(a).

“Redemption” has the meaning set forth in Section 8.03(a).

“Redemption Consideration” has the meaning set forth in Section 8.03(a).

“Redemption Notice” has the meaning set forth in Section 8.03(a).

“Redemption Right” has the meaning set forth in Section 8.03(a).

“Redemption Units” has the meaning set forth in Section 8.03(a).

“Regulatory Allocations” has the meaning set forth in Section 5.02(e).

“Secretary of State” has the meaning set forth in the Recitals.

“Securities Act” means the Securities Act of 1933.

“SIAC” has the meaning set forth in Section 12.13.

“Specified Redemption Date” means the 10th Business Day after the receipt by the General Partner of a Redemption Notice (or such earlier date as the General Partner may agree after receipt by the General Partner of any such Redemption Notice); provided, that the Specified Redemption Date shall be subject to applicable rules and regulations and in any event be no earlier than 12 months after the Effective Date.

“Spousal Consent” has the meaning set forth in Section 12.19.

“Spouse” means a spouse, a party to a civil union, a domestic partner, a same-sex spouse or partner, or any individual in a Marital Relationship with a Partner.

“Subsequent Capital Contributions” has the meaning set forth in Section 3.02(c).

“Tax Amount” of a Partner for a Fiscal Year means the product of (a) the Tax Rate for such Fiscal Year and (b) the Adjusted Taxable Income of the Partner for such Fiscal Year with respect to such Partner’s Partnership Interest.

“Tax Rate” of a Partner, for any period, means the highest marginal combined federal, state, and local income tax rate applicable to an individual residing in Houston, Texas, taking into account the character (for example, long-term or short-term capital gain, ordinary or exempt) of the applicable income.

“Taxing Authority” has the meaning set forth in Section 6.03(b).

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate, or similarly dispose of, either voluntarily or involuntarily, by operation of law or otherwise, or to enter into any contract, option, or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation, or similar disposition of, any Partnership Interests owned by a Person or any interest (including a beneficial interest) in any Partnership Interests owned by a Person. “Transfer” when used as a noun shall have a correlative meaning. “Transferor” and “Transferee” mean a Person who makes or receives a Transfer, respectively.

“Treasury Regulations” means the final or temporary regulations issued by the United States Department of Treasury pursuant to its authority under the Code, and any successor regulations.

“U.S.” and “US” mean the United States of America.

“US$” and “$” mean the lawful currency of the U.S.

“Value” means, with respect to each GCBC Share, the average of the daily market price of such GCBC Share for the twenty (20) consecutive trading days immediately preceding the date of the applicable valuation. The market price for each such trading day shall be the closing price, regular way, on such day or, if no sale takes place on such day, the average of the closing bid and asked prices on such day. In the event that any GCBC Share includes any additional rights the value of which is not included within such price, then the value of such rights shall be determined by the General Partner acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate, and included in determining the “Value” of such GCBC Share. Notwithstanding the foregoing, if as of the time of determination of Value, the GCBC Shares are not trading on an internationally recognized stock exchange, the Value of each GCBC Share shall be equal to the Fair Market Value of one GCBC Share.

“Voting Limited Partners” means Limited Partners holding Class A Units and/or Class C Units.

“Withholding Advances” has the meaning set forth in Section 6.03(b).

Section 1.02 Interpretation. For purposes of this Agreement: (a) the words “include,” “includes,” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole; and (d) any action, determination, authorization, approval or consent of the General Partner contemplated under this Agreement shall be subject to the unanimous approval of all members of the board of directors (the “GP Directors”) of the General Partner (and any such action, determination, authorization, approval or consent of the General Partner without the unanimous approval of all GP Directors shall be null and void for all purposes of this Agreement); provided, that for any action, determination, authorization, approval or consent of the General Partner contemplated under this Agreement , (x) approval of GP Directors appointed by the Cellenkos Founder Partner shall not be required if the Cellenkos Founder Partner is in breach of its obligation set forth in Section 2.08, and (y) approval of GP Directors appointed by GCBC shall not be required if GCBC is in breach of its obligation set forth in Section 2.08. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms. Unless the context otherwise requires, references herein: (i) to Articles, Sections, and Exhibits mean the Articles and Sections of, and Exhibits attached to, this Agreement; (ii) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, or modified from time to time to the extent permitted by the provisions thereof; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Exhibits and Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Article II

ORGANIZATION

Section 2.01 Formation.

(a)  The Partnership was formed as a limited partnership upon the filing of the Certificate of Limited Partnership with the Secretary of State pursuant to the provisions of the Delaware Act. The General Partner shall execute and cause to be filed certificates of amendment to the Certificate of Limited Partnership whenever required by the Delaware Act or this Agreement, together with any other documents required for qualification of the Partnership to do business where required.

(b)  This Agreement shall constitute the “partnership agreement” (as that term is used in the Delaware Act) of the Partnership. The rights, powers, duties, obligations, and liabilities of the Partners shall be determined pursuant to the Delaware Act and this Agreement. To the extent that the rights, powers, duties, obligations, and liabilities of any Partner are different by reason of any provision of this Agreement than they would be under the Delaware Act in the absence of such provision, this Agreement shall, to the extent permitted by the Delaware Act, control.

Section 2.02 Name. The name of the Partnership is “Cellenkos Holdings L.P.” or such other name or names as may be designated by the General Partner; provided, that the name shall always contain the words “Limited Partnership” or the abbreviation “L.P.” or the designation “LP.” The General Partner shall give prompt notice to each of the Limited Partners of any change to the name of the Partnership.

Section 2.03 Principal Office. The principal office of the Partnership is located at 48/F Bank of China Tower, 1 Garden Road, Central, Hong Kong, or such other place as may from time to time be determined by the General Partner. The General Partner shall give prompt notice of any such change to each of the Limited Partners.

Section 2.04 Registered Office; Registered Agent.

(a)  The registered office of the Partnership shall be the office of the initial registered agent named in the Certificate of Limited Partnership or such other office (which need not be a place of business of the Partnership) as the General Partner may designate from time to time in the manner provided by the Delaware Act and Applicable Law.

(b)  The registered agent for service of process on the Partnership in the State of Delaware shall be the initial registered agent named in the Certificate of Limited Partnership or such other Person or Persons as the General Partner may designate from time to time in the manner provided by the Delaware Act and Applicable Law.

Section 2.05 Purpose; Powers.

(a)  The Partnership is formed for the sole purpose of serving as a holding vehicle for certain former stockholders of Cellenkos in connection with the acquisition by GCBC of the common stock of Cellenkos held by such stockholders with acquisition consideration being in the form of Partnership Units having the rights, powers and duties as provided herein, and to engage in any and all lawful activities necessary or incidental thereto.

(b)  Subject to the limitations set forth in this Agreement, the Partnership shall have all the powers necessary or convenient to carry out the purpose specified in Section 2.05(a), including the powers granted by the Delaware Act.

Section 2.06 Term. The term of the Partnership commenced as of the time the Certificate of Limited Partnership was filed with the Secretary of State and shall continue in existence perpetually until the Partnership is dissolved in accordance with the provisions of this Agreement.

Section 2.07 GCBC Undertaking. GCBC undertakes to the General Partner that it will not voluntarily delist or seek to delist the GCBC Shares from an internationally recognized stock exchange and will otherwise use commercially reasonable efforts to maintain its listing status.

Section 2.08 GP Board. For so long as the Cellenkos Founder Partner (or any of its transferees or assigns pursuant to Section 8.02) holds any Limited Partnership Interest, (i) GCBC shall procure that the Cellenkos Founder Partner shall be entitled to appoint at least half of the GP Directors; provided, that such appointees shall be reasonably acceptable to the remaining GP Directors; provided, further, that each of the Cellenkos Founder and Mr. Jackie Leong shall be deemed an acceptable appointee for such purposes, and (ii) each of the Cellenkos Founder Partner and GCBC shall, severally but not jointly, procure that their respective appointee(s) to the board of directors of the General Partner take all necessary actions to ensure the General Partner’s and the Partnership’s compliance with their respective obligations under this Agreement.

Article III

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

Section 3.01 Partnership Interests. The Partnership Interests shall be divided into and represented, as of the Effective Date, by an unlimited number of each of three classes of Partnership Units as follows: (a) General Partner Interests and Limited Partnership Interests held by GCBC shall be represented by class C Partnership Units (the “Class C Units”), and (b) Limited Partnership Interests other than those held by GCBC shall be represented by voting class A Partnership Units (the “Class A Units”) and non-voting class B Partnership Units (the “Class B Units”), each having such rights, powers, and duties as are set forth in this Agreement.

Section 3.02 Capital Contributions.

(a)  Contemporaneously with such Partner’s execution of this Agreement on the Effective Date:

(i)  The General Partner has made a Capital Contribution to the Partnership in the amount set forth opposite its name on Schedule A in exchange for its General Partner Interest, and is hereby admitted as the general partner of the Partnership on the Effective Date.

(ii)  Each Initial Limited Partner has made a Capital Contribution to the Partnership in the amount set forth opposite such Limited Partner’s name on Schedule A in exchange for his, her, or its Limited Partner Interest, and is hereby admitted as a limited partner of the Partnership on the Effective Date.

(b) After the Effective Date:

(i) Any stockholder of Cellenkos may, subject to such stockholder having reached mutual agreement with the General Partner relating to the terms and conditions of such contribution, make a Capital Contribution to the Partnership in the form of class A or class B common stock of Cellenkos in exchange for a number of Class A Units and/or Class B Units; provided, that each class A common stock of Cellenkos so contributed shall be exchanged for one Class A Unit, and each class B common stock of Cellenkos so contributed shall be exchanged for one Class B Unit.

(ii) If GCBC or any of its Affiliates (other than, for the avoidance of doubt, the Partnership and its subsidiaries) acquires any class A or class B common stock of Cellenkos, GCBC shall, or shall cause such Affiliate to, promptly make a Capital Contribution by way of contributing all such common stock of Cellenkos to the Partnership in exchange for a number of Class C Units; provided, that each class A or class B common stock of Cellenkos so contributed shall be exchanged for one Class C Unit.

(c)  Except for the Capital Contributions set forth in Section 3.02(a) (collectively, the “Initial Capital Contributions”) and Section 3.02(b) (collectively, the “Subsequent Capital Contributions”), no Partner shall be required to make any Capital Contributions to the Partnership except as may be expressly provided herein otherwise (including pursuant to Section 8.03(a)). Any Capital Contribution other than the Initial Capital Contribution and Subsequent Capital Contributions shall be made only with the approval of the General Partner; provided, that if a Person is making a Capital Contribution that is expressly required by this Agreement, the approval of the General Partner shall not be required, and the General Partner and the Partnership shall take all necessary actions to permit and effect such Capital Contribution and, to the extent such Person is not already a limited partner of the Partnership, admit such Person as a limited partner of the Partnership.

(d)  For purposes of this Section 3.02, after the Effective Date, upon any stock dividend, split, subdivision, reverse split, combination or similar transaction with respect to the common stock of Cellenkos, all references to the number of Partnership Units under this Section 3.02 (and not any other references herein) shall be deemed to have been proportionally adjusted based on such event.

Section 3.03 Maintenance of Capital Accounts. The Partnership shall establish and maintain for each Partner a separate capital account (a “Capital Account”) on its books and records in accordance with this Section 3.03. Each Capital Account shall be established and maintained in accordance with the following provisions:

(a)   Each Partner’s Capital Account shall be increased by the amount of:

(i)  such Partner’s Capital Contributions, including such Partner’s Initial Capital Contribution and any additional Capital Contributions;

(ii)  any Net Income or other item of income or gain allocated to such Partner pursuant to Article V; and

(iii)  any liabilities of the Partnership that are assumed by such Partner or secured by any property distributed to such Partner.

(b)   Each Partner’s Capital Account shall be decreased by:

(i)  the cash amount or Book Value of any property distributed to such Partner pursuant to Article VI and Section 11.03(c);

(ii)  the amount of any Net Loss or other item of loss or deduction allocated to such Partner pursuant to Article V; and

(iii)  the amount of any liabilities of such Partner assumed by the Partnership or that are secured by any property contributed by such Partner to the Partnership.

(c)   A Partner that holds more than one class of Partnership Interests shall have a single Capital Account that reflects all of such Partner’s Partnership Interests, regardless of the class of Partnership Interests owned by such Partner and regardless of the time or manner in which such Partnership Interests were acquired.

Section 3.04 Succession Upon Transfer. In the event that any Partnership Interests are Transferred in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the Transferor to the extent it relates to the Transferred Partnership Interests and, subject to Section 5.04, shall receive allocations and distributions pursuant to Article V, Article VI, and Article XI in respect of such Partnership Interests.

Section 3.05 Negative Capital Accounts. In the event that any Limited Partner shall have a deficit balance in his, her, or its Capital Account, such Limited Partner shall have no obligation, during the term of the Partnership or upon dissolution or liquidation of the Partnership, to restore such negative balance or make any Capital Contributions to the Partnership by reason thereof, except as may be required by Applicable Law or in respect of any negative balance resulting from a withdrawal of capital or dissolution in contravention of this Agreement.

Section 3.06 No Withdrawals From Capital Accounts. No Partner shall be entitled to withdraw any part of such Partner’s Capital Account or to receive any distribution from the Partnership, except as otherwise provided in this Agreement. No Partner shall receive any interest, salary, management or service fees, or drawing with respect to such Partner’s Capital Contributions or Capital Account. The Capital Accounts are maintained for the sole purpose of allocating items of income, gain, loss, and deduction among the Partners and shall have no effect on the amount of any distributions to any Partners, in liquidation or otherwise.

Section 3.07 Borrowings. The Partnership shall not borrow or lend money, assume, or guarantee indebtedness or other liabilities without the approval of the General Partner.

Section 3.08 Modifications. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations. If the General Partner determines that it is prudent to modify the manner in which the Capital Accounts, or any increases or decreases to the Capital Accounts, are computed in order to comply with such Treasury Regulations, the General Partner may authorize such modifications without the consent of any Partner.

Article IV

PARTNERS

Section 4.01 Partners; Percentage Interests.

(a)  The names and addresses of the Partners, their respective Percentage Interests, and type of Partnership Interest held by each Partner as of the Effective Date are set forth on Schedule A to this Agreement (the “Partners Schedule”).

(b)  Upon any issuance of additional Partnership Interests or Transfer of any Partnership Interests (in either case in accordance with this Agreement), the General Partner shall, without the requirement to obtain the consent of any other Partner, amend the Partners Schedule to reflect such issuance, Transfer, and if applicable, admission of a new Partner.

Section 4.02 Admission of New Partners.

(a)  New Partners may be admitted from time to time in connection with (i) the issuance of Partnership Interests by the Partnership, subject to compliance with the provisions of this Agreement, or (ii) a Transfer of Partnership Interests, subject to compliance with the provisions of Article VIII, and in either case, following compliance with the provisions of Section 4.02(c).

(b) The Partnership may, and the General Partner is hereby authorized to cause the Partnership to, issue additional Partnership Interests only in the following circumstances: (x) pursuant to Section 3.02(b), (y) pursuant to Section 8.03(a), or (z) in any other circumstance with the approval of the General Partner.

(c)  In order for any Person not already a Partner of the Partnership to be admitted as a Partner, whether pursuant to an issuance or Transfer of Partnership Interests, such Person shall have executed and delivered to the Partnership a written undertaking substantially in the form of the Joinder Agreement and, if such Person is an individual who has a Spouse, an executed written undertaking from such Spouse substantially in the form of the Spousal Consent. Upon the amendment of the Partners Schedule by the General Partner and the satisfaction of any other applicable conditions reasonably requested by the General Partner, including, if a condition, the receipt by the Partnership of payment for the issuance of Partnership Interests in accordance with this Agreement, such Person shall be admitted as a Partner and deemed listed as such on the books and records of the Partnership; provided, however, that in the case of a Transfer of Partnership Interests, the Transferor shall pay, or reimburse the Partnership for, all costs incurred by the Partnership in connection with such Transfer and admission of the Transferee as a Partner. The General Partner shall also adjust the Capital Accounts of the Partners as necessary in accordance with Section 3.03 and, in the event a successor General Partner is appointed, the successor General Partner shall file, in accordance with the Delaware Act, an amendment to the Certificate of Limited Partnership to reflect such change.

Section 4.03 Representations and Warranties of Partners. By execution and delivery of this Agreement or a Joinder Agreement, as applicable, each of the Partners, whether admitted as of the Effective Date or pursuant to Section 4.02, represents and warrants to the Partnership and acknowledges that:

(a)  the Partnership Interests have not been registered under the Securities Act or the securities laws of any other jurisdiction, are issued in reliance upon federal and state exemptions for transactions not involving a public offering, and cannot be disposed of unless (i) they are subsequently registered or exempted from registration under the Securities Act and (ii) the provisions of this Agreement have been complied with;

(b)  such Partner (i) is an “accredited investor” within the meaning of Rule 501 promulgated under the Securities Act, and (ii) agrees to furnish any additional information requested by the General Partner or the Partnership to assure compliance with applicable U.S. federal and state securities laws in connection with the purchase and sale of the Partnership Interests;

(c)  such Partner’s Partnership Interests are being acquired for his, her, or its own account solely for investment and not with a view to resale or distribution thereof;

(d)  such Partner understands that the Partnership intends to be classified and taxed as a partnership for U.S. federal tax purposes and not as a publicly-traded partnership, and accordingly such Partner agrees that it will not Transfer any Partnership Interest, or cause any such Partnership Interest to be marketed, on or through an “established securities market” within the meaning of Section 7704(b)(1) of the Code or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704(b)(2) of the Code, including, without limitation, an over-the-counter market or an interdealer quotation system that regularly disseminates firm buy or sell quotations;

(e)  such Partner is not an Individual (unless such Limited Partner has notified the General Partner in writing at the time of admission);

(f) the execution, delivery, and performance of this Agreement or the Joinder Agreement by such Partner (i) if it is an entity, have been duly authorized by all requisite entity action on the part of such Partner and do not require such Partner to obtain any consent or approval that has not been obtained; and (ii) do not contravene or result in a default in any material respect under (A) any provision of any law or regulation applicable to such Partner; (B) if such Partner is an entity, its governing documents; or (C) any agreement or instrument to which such Partner is a party or by which such Partner is bound; and

(g)  this Agreement is valid, binding, and enforceable against such Partner in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws of general applicability relating to or affecting creditors’ rights or general equity principles (regardless of whether considered at law or in equity).

Section 4.04 Meetings of Partners.

(a)  Meetings of the Partners may be called by the General Partner at its sole discretion.

(b)  Written notice stating the place, date, and time of the meeting and, in the case of a meeting of the Partners not regularly scheduled, describing the purposes for which the meeting is called, shall be delivered not fewer than three (3) days and not more than thirty (30) days before the date of the meeting to each Partner, by or at the direction of the General Partner. The Partners may hold meetings at the Partnership’s principal office or at such other place as the General Partner may designate in the notice for such meeting.

(c)  Any Partner may participate in a meeting of the Partners by means of conference telephone or other communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

(d)  On any matter that is to be voted on by Partners, a Voting Limited Partner and the General Partner may vote in person or by proxy, and such proxy may be granted in writing, by means of Electronic Transmission, or as otherwise permitted by the Delaware Act. Every proxy shall be revocable in the discretion of the Partner executing it unless otherwise provided in such proxy; provided, that such right to revocation shall not invalidate or otherwise affect actions taken under such proxy prior to such revocation. Each Voting Limited Partner and the General Partner shall have the number of votes at such meeting equal to the Percentage Interest of such Partner. Each Limited Partner holding Class B Units shall not have any right to vote at meeting of the Partners.

(e)  The business to be conducted at such meeting need not be limited to the purpose described in the notice and can include other business to be conducted by Voting Limited Partners and the General Partner; provided, that the Partners shall have been notified of the meeting in accordance with Section 4.04(b). Attendance of a Partner at any meeting shall constitute a waiver of notice of such meeting, except where a Partner attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

Section 4.05 Quorum; Required Vote. A quorum of any meeting of the Partners shall require the presence in person or by proxy of Voting Limited Partners holding at least 51% of the total Percentage Interests of the Voting Limited Partners. Subject to Section 4.06, no action at any meeting may be taken by the Partners unless such quorum is present. Subject to Section 4.06 and any other provision of this Agreement or the Delaware Act requiring the vote, consent, or approval of a different Percentage Interest of the Partners, no action may be taken by the Partners at any meeting at which a quorum is present without the affirmative vote of Voting Limited Partners holding at least 51% of the total Percentage Interests of the Voting Limited Partners.

Section 4.06 Action without Meeting. Notwithstanding the provisions of Section 4.04 and Section 4.05, any matter that is to be voted on, consented to, or approved by Partners may be taken without a meeting, without prior notice, and without a vote if (a) authorized by the General Partner and (b) consented to, in writing or by Electronic Transmission, by a Partner or Partners holding not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which each Partner entitled to vote on the action were present and voted/all Partners entitled to vote on the matter; provided, that each Partner entitled to vote on the action had been provided written notice of such proposed action no later than five (5) Business Days in advance. A record shall be maintained by the General Partner of each such action taken by written consent.

Section 4.07 No Personal Liability. Except as otherwise expressly provided in the Delaware Act, by Applicable Law, or expressly stated in this Agreement, no Limited Partner will be obligated personally for any debt, obligation, or liability of the Partnership or other Partners, whether arising in contract, tort, or otherwise, solely by reason of being a Limited Partner.

Section 4.08 No Interest in Partnership Property. No real or personal property of the Partnership shall be deemed to be owned by any Partner individually, but shall be owned by, and title shall be vested solely in, the Partnership. Without limiting the foregoing, each Partner hereby irrevocably waives during the term of the Partnership any right that such Partner may have to maintain any action for partition with respect to the property of the Partnership.

Section 4.09 Certification of Partnership Interests.

(a)  The General Partner may, but shall not be required to, issue certificates to the Partners representing the Partnership Interests held by the Partners.

(b)  If the General Partner issues certificates representing Partnership Interests in accordance with Section 4.09(a), then in addition to any other legend required by Applicable Law, all certificates representing issued and outstanding Partnership Interests shall bear a legend substantially in the following form:

THE PARTNERSHIP INTERESTS REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LIMITED PARTNERSHIP AGREEMENT AMONG ITS PARTNERS, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE LIMITED PARTNERSHIP. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION, OR OTHER DISPOSITION OF THE PARTNERSHIP INTERESTS REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH LIMITED PARTNERSHIP AGREEMENT.

THE PARTNERSHIP INTERESTS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED, OR OTHERWISE DISPOSED EXCEPT PURSUANT TO (A) A REGISTRATION STATEMENT EFFECTIVE UNDER SUCH ACT AND LAWS, OR (B) AN EXEMPTION FROM REGISTRATION THEREUNDER.

Section 4.10 Power of Attorney. Each Limited Partner hereby irrevocably appoints the General Partner its true and lawful attorney-in-fact, who may act for each Limited Partner and in its name, place and stead, and for its use and benefit, to sign, acknowledge, swear to, deliver, file and record, at the appropriate public offices, any and all documents, certificates, and instruments as may be deemed necessary or desirable by the General Partner to carry out fully the provisions of this Agreement in accordance with their terms, which power of attorney is coupled with an interest and shall survive the death, dissolution or legal incapacity of the Limited Partner, or the transfer by the Limited Partner of any part or all of its Partnership Interest.

Such attorney-in-fact shall not, however, have the right, power or authority to amend or modify this Agreement when acting in such capacities, except to the extent authorized herein. The General Partner shall exercise this power of attorney on behalf of a Limited Partner only to perform acts that the General Partner determines are ministerial in nature. This power of attorney is limited solely to the matters described herein and is not a general grant of power to independently exercise discretionary judgment on behalf of a Limited Partner. This power of attorney shall terminate, with respect to any Limited Partner, upon the earliest of (x) the bankruptcy, dissolution, disability or incompetence of the General Partner, (y) the dissolution of the Partnership, and (z) the date when such Limited Partner ceases to hold any Partnership Units.

Section 4.11 Restructuring. To the extent that any Limited Partner is an Individual, such Limited Partner hereby agrees to identify its status as an Individual to the General Partner in writing and agrees to transfer, at its own expense, its interest in the Partnership to another entity treated as a partnership for U.S. federal income tax purposes set up in a form reasonably acceptable to the General Partner if the General Partner reasonably determines that such transfer is necessary or desirable (after reasonable consultation with such Limited Partner). Each Limited Partner hereby irrevocably grants the General Partner a power of attorney (which power of attorney is coupled with an interest) with full power of substitution to execute all documents necessary to effect such transfer. Each Limited Partner and the General Partner agree to use commercially reasonable efforts to make necessary changes to this Agreement to reflect such transfer.

Article V

ALLOCATIONS

Section 5.01 Allocation of Net Income and Net Loss. For each Fiscal Year (or portion thereof), after giving effect to the special allocations set forth in Section 5.02, Net Income and Net Loss of the Partnership shall be allocated among the Partners (or former Partners who hold a Partnership Unit as of the last day of such period) such that, as of the end of such period and to the greatest extent possible, the Capital Account of each Partner, immediately after making such allocation, shall be equal to the respective net amount, positive or negative, that would be distributed to such Partner from the Partnership or for which such Partner would be liable to the Partnership under this Agreement, determined as if, on the last day of such fiscal period, the Partnership were to (a) dispose of all the Partnership’s assets for an amount equal to their Book Value, (b) all Partnership liabilities are satisfied (limited with respect to each Nonrecourse Liability to the Book Value of the assets securing such liability), and (c) distribute the net proceeds in liquidation pursuant to Section 11.03.

Section 5.02 Regulatory and Special Allocations. Notwithstanding the provisions of Section 5.01:

(a)  If there is a net decrease in Partnership Minimum Gain (determined according to Treasury Regulations Section 1.704-2(d)(1)) during any Fiscal Year, each Partner shall be specially allocated Net Income for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.02 is intended to comply with the “minimum gain chargeback” requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b)  Partner Nonrecourse Deductions shall be allocated in the manner required by Treasury Regulations Section 1.704-2(i). Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Fiscal Year, each Partner that has a share of such Partner Nonrecourse Debt Minimum Gain shall be specially allocated Net Income for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to that Partner’s share of the net decrease in Partner Nonrecourse Debt Minimum Gain. Items to be allocated pursuant to this paragraph shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.02(b) is intended to comply with the “minimum gain chargeback” requirements in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c)  Nonrecourse Deductions shall be allocated to the Partners in accordance with their Percentage Interests. If the General Partner determines in its reasonable discretion that it is advisable that the Partnership’s Nonrecourse Deductions be allocated in a different ratio to satisfy the requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized to revise the prescribed ratio to the numerically closest ratio for such Partnership taxable year that satisfy such requirements.

(d)  In the event any Limited Partner unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5), or (6), Net Income shall be specially allocated to such Partner in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit created by such adjustments, allocations, or distributions as quickly as possible. This Section 5.02(d) is intended to comply with the “qualified income offset” requirement in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(e)  The allocations set forth in paragraphs (a), (b), (c), and (d) above (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations under Code Section 704. Notwithstanding any other provisions of this Article V (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating Net Income and Net Losses among Partners so that, to the extent possible, the net amount of such allocations of Net Income and Net Losses and other items and the Regulatory Allocations to each Partner shall be equal to the net amount that would have been allocated to such Partner if the Regulatory Allocations had not occurred.

Section 5.03 Tax Allocations.

(a)  Subject to Section 5.03(b), Section 5.03(c), and Section 5.03(d), all income, gains, losses, and deductions of the Partnership shall be allocated, for federal, state, and local income tax purposes, among the Partners (or former Partners who hold a Partnership Unit during such period) in accordance with the allocation of such income, gains, losses, and deductions pursuant to Section 5.01 and Section 5.02, except that if any such allocation for tax purposes is not permitted by the Code or other Applicable Law, the Partnership’s subsequent income, gains, losses, and deductions shall be allocated among the Partners for tax purposes, to the extent permitted by the Code and other Applicable Law, so as to reflect as nearly as possible the allocation set forth in Section 5.01 and Section 5.02.

(b)  Items of Partnership taxable income, gain, loss, and deduction with respect to any property contributed to the capital of the Partnership shall be allocated among the Partners in accordance with Code Section 704(c) as determined by the General Partner, so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its Book Value. Without the consent of the General Partner, the Partnership shall not directly or indirectly sell, exchange, transfer, or otherwise dispose of any property of the Partnership in a transaction that would cause Partners to recognize material gain that would be allocable to and/or recognized by Partners, including under Section 704(c) of the Code, in the event of the sale of any property of the Partnership in a fully taxable transaction. Without limiting the foregoing, any transaction or event which would cause Partners to recognize or be allocated gain for federal income tax purposes with respect to any property held by the Partnership will be treated as a disposition of such property.

(c)  If the Book Value of any Partnership asset is adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(f) as provided in clause (c) of the definition of Book Value in Section 1.01, subsequent allocations of items of taxable income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value as determined by the General Partner.

(d)  Allocations of tax credit, tax credit recapture, and any items related thereto shall be allocated to the Partners according to their interests in such items as determined by the General Partner taking into account the principles of Treasury Regulations Section 1.704-1(b)(4)(ii).

(e)  Allocations pursuant to this Section 5.03 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of Net Income, Net Losses, distributions, or other items pursuant to any provisions of this Agreement.

Section 5.04 Allocations in Respect of Transferred Partnership Interests. In the event of a Transfer of Partnership Interests during any Fiscal Year made in compliance with the provisions of Article VIII, Net Income, Net Losses, and other items of income, gain, loss, and deduction of the Partnership attributable to such Partnership Interests for such Fiscal Year shall be determined using the method chosen by the General Partner.

Article VI

DISTRIBUTIONS

Section 6.01 General.

(a)  The General Partner shall cause the Partnership to distribute any available cash of the Partnership, after allowance for payment of all debts, liabilities, and obligations of the Partnership then due and payable and such reasonable reserves as the General Partner may determine, to the Partners, at such times as the General Partner may determine in its sole discretion; provided, that any such distribution shall be made to all Partners pro rata in accordance with their Percentage Interests.

(b)  Notwithstanding any provision to the contrary contained in this Agreement, the General Partner shall not make any Partnership distribution to any Partner if such distribution would violate § 17-607 of the Delaware Act or other Applicable Law.

Section 6.02 Tax Distributions.

(a)  If the General Partner determines that the taxable income of the Partnership for a Fiscal Year will give rise to an allocation of taxable income for a Partner, then, within ninety (90) days after the end of such Fiscal Year during the term of the Partnership and to the extent the Partnership has cash available for such purpose (after taking into account any reserve or liability as reasonably determined by the General Partner), the General Partner shall cause the Partnership to distribute cash to such Partner to the extent of the excess of (x) the General Partner’s estimate of such Partner’s Tax Amount for such Fiscal Year over (y) the cash distributions or payments received by such Partner during (or with respect to) such Fiscal Year.

(b) All distributions made to a Partner pursuant to this Section 6.02 shall be treated as advance distribution or payment under Section 6.01, Section 8.01 and Section 8.03 (as applicable), and shall reduce the amount of future distributions or payment to such Partner.

Section 6.03 Tax Withholding; Withholding Advances.

(a)  Each Partner (i) has provided a correct and valid IRS Form W-8 or W-9, as applicable, to the General Partner; (ii) agrees to furnish the Partnership with any representations and forms as shall be reasonably requested by the General Partner to assist it in determining the extent of, and in fulfilling, any withholding obligations it may have and (iii) will give prompt notice to the General Partner in the event that any form, representation or other document provided to the General Partner or the Partnership pursuant to this Section 6.03(a) ceases to be true.

(b)  The Partnership is hereby authorized at all times to make payments (“Withholding Advances”) with respect to each Partner in amounts required to discharge any obligation of the Partnership (as determined by the Partnership Representative) to withhold or make payments to any federal, state, local, or foreign taxing authority (a “Taxing Authority”) with respect to any distribution or allocation by the Partnership of income or gain to such Partner, including, for the avoidance of doubt, any taxes required to be withheld or paid by the Partnership pursuant to Sections 1441, 1442, 1445, or 1446 of the Code and under the Partnership Tax Audit Rules, and to withhold the same from distributions to such Partner. Any funds withheld from a distribution by reason of this Section 6.03(b) shall nonetheless be deemed distributed to the Partner in question for all purposes under this Agreement. If the Partnership makes any Withholding Advance in respect of a Partner hereunder that is not immediately withheld from actual distributions to the Partner, then the General Partner shall notify such Partner with respect to such Withholding Advances and such Partner shall promptly reimburse the Partnership for the amount of such payment following the date when such Partner is notified by the General Partner of such Withholding Advances.

(c)  Each Partner hereby agrees to indemnify and hold harmless the Partnership and the other Partners from and against any liability with respect to taxes, interest, or penalties that may be asserted by reason of the Partnership’s failure to deduct and withhold tax on amounts distributable or allocable to such Partner. The General Partner may pursue and enforce all rights and remedies the Partnership may have against each Partner under this Section 6.03(c), including bringing a lawsuit to collect repayment with interest of any Withholding Advances.

(d)  Neither the General Partner nor the Partnership shall be liable for any excess taxes withheld in respect of any distribution or allocation of income or gain to a Partner. In the event of an overwithholding, a Partner’s sole recourse shall be to apply for a refund from the appropriate Taxing Authority.

(e)  The provisions of this Section 6.03 and the obligations of a Partner or former Partner pursuant to Section 6.03 shall survive the termination, dissolution, liquidation, and winding up of the Partnership and the withdrawal of such Partner from the Partnership or Transfer of such Partner’s Partnership Interests.

Section 6.04 Distributions in Kind.

(a)  The General Partner may cause the Partnership to make distributions to the Partners in the form of securities or other property held by the Partnership. In any such non-cash distribution, the securities or property so distributed will be distributed among the Partners pro rata in the same proportion as cash equal to the Fair Market Value of such securities or other property would be distributed among the Partners pursuant to Section 6.01(a).

(b)  Any distribution of securities shall be subject to such conditions and restrictions as the General Partner determines are required or advisable to ensure compliance with Applicable Law. In furtherance of the foregoing, the General Partner may require that the Partners execute and deliver such documents as the General Partner may deem necessary or appropriate to ensure compliance with all federal and state securities laws that apply to such distribution and any further Transfer of the distributed securities, and may appropriately legend the certificates that represent such securities to reflect any restriction on Transfer with respect to such laws.

Article VII

MANAGEMENT

Section 7.01 Management of Partnership.

(a)  Except as otherwise expressly provided in this Agreement or required by non-waivable provisions of the Delaware Act: (i) the business, property, and affairs of the Partnership shall be managed, operated, and controlled by or under the exclusive direction of the General Partner; and (ii) the General Partner shall have full and complete power, authority, and discretion for, on behalf of, and in the name of the Partnership, to take such actions as it may deem necessary or advisable in connection with the management of, and to carry out any and all of the objectives and purposes of, the Partnership set forth in Section 2.05. Without limiting the foregoing provisions of this Section 7.01(a) and subject to any limitations set forth in this Agreement, the General Partner shall have the following powers (which may be delegated to one or more Officers):

(i)  to execute and deliver or to authorize the execution and delivery of contracts, deeds, leases, licenses, instruments of Transfer, and other documents on behalf of the Partnership;

(ii)  to the extent that funds are available, to pay debts and obligations of the Partnership;

(iii)  to borrow or lend money, assume, or guarantee indebtedness or other liabilities, and issue evidence of indebtedness of the Partnership

(iv)  to acquire, utilize for Partnership purposes, or dispose of any asset of the Partnership;

(v)  to make tax, regulatory, and other filings (and make all tax related elections or decisions), or render periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

(vi)  to hire or engage and terminate employees (including employees having such titles as the General Partner may determine in its sole discretion) and agents, representatives, outside attorneys, accountants, consultants, and contractors of or to the Partnership, and to determine their compensation and other terms of employment or engagement;

(vii)  to obtain insurance for the Partnership;

(viii)  subject to complying with Section 10.01(a), to develop or cause to be developed accounting procedures for the maintenance of the Partnership’s books of account;

(ix)  to open or close bank accounts of the Partnership; and

(x)  to control any matters affecting the rights and obligations of the Partnership, including initiating and defending actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration, or mediation, the incurring of legal expenses, and the settlement of claims.

(b)  The General Partner may appoint one or more individuals as officers of the Partnership (the “Officers”) as the General Partner deems necessary or desirable to carry on the business of the Partnership and may, subject to any limitations set forth in this Agreement, delegate to the Officers such power and authority as the General Partner deems advisable, including the authority to act on behalf of and to bind, execute, and deliver documents in the name and on behalf of the Partnership. An Officer is not required to be a Partner of the Partnership. Any individual may hold two or more offices of the Partnership. Each Officer shall hold office until his or her successor is designated by the General Partner or until his or her earlier death, resignation, or removal. Any Officer may resign at any time upon written notice to the General Partner. Any Officer may be removed by the General Partner at any time, with or without cause. A vacancy in any office occurring because of death, resignation, removal, or otherwise may, but need not, be filled by the General Partner. No Officer, in his or her capacity as such, shall be considered a general partner of the Partnership by agreement, as a result of the performance of the duties delegated to such Officer by the General Partner, or otherwise.

Section 7.02 Compensation and Reimbursement of General Partner. The General Partner shall not be entitled to any fees, compensation, or other remuneration for its services as General Partner. The General Partner shall bear all ordinary and necessary expenses incurred by it or its Affiliate in the performance of such services in accordance with this Agreement, including for the portion of its or its Affiliate’s administrative and overhead expenses (including the portion of any salaries of officers or employees of the General Partner or its Affiliate) reasonably utilized in the performance of such services.

Section 7.03 Reliance by Third Parties. Persons dealing with the Partnership are entitled to rely conclusively upon the power and authority of the General Partner set forth in this Agreement.

Section 7.04 No Action by Limited Partners. Except as otherwise specifically provided by this Agreement or required by the Delaware Act, no Limited Partner, in his, her, or its capacity as a Limited Partner, shall have the power to act for or on behalf of, to bind, or to incur any expenditures on behalf of the Partnership.

Article VIII

TRANSFER

Section 8.01 General Restrictions on Transfer.

(a)  Unless made pursuant to Section 8.02 or Section 8.03, a Limited Partner shall not Transfer all or any portion of his, her, or its Limited Partner Interest to any other Person without first obtaining the written approval of the General Partner. The General Partner may Transfer its General Partner Interest as it deems appropriate.

(b)  No Transfer of Partnership Interests to a Person not already a Partner of the Partnership shall be deemed completed until the prospective Transferee is admitted as a Partner of the Partnership in accordance with Section 4.02(b). As soon as any Person who is a Partner ceases to hold any Partnership Interests, such Person shall no longer be a Partner.

(c)  Any Transfer or attempted Transfer of any Partnership Interest in violation of this Agreement shall be null and void, no such Transfer shall be recorded on the Partnership’s books, and the purported Transferee in any such Transfer shall not be treated (and the purported Transferor shall continue be treated) as the owner of such Partnership Interest for all purposes of this Agreement.

(d)  For the avoidance of doubt, any Transfer of a Partnership Interest permitted by this Agreement shall be deemed a sale, transfer, assignment, or other disposal of such Partnership Interest in its entirety as intended by the parties to such Transfer, and shall not be deemed a sale, transfer, assignment, or other disposal of any less than all of the rights and benefits described in the definition of the term “General Partner Interest” or “Limited Partner Interest,” as the case may be, unless otherwise explicitly agreed to by the parties to such Transfer.

Section 8.02 Permitted Transfers. The restrictions under Section 8.01(a) shall not apply to any Transfer by any Limited Partner of all or any portion of his, her, or its Limited Partner Interest to any of the following (provided that such Transfer, on its own and together with other Transfers and Redemptions, does not create a material risk that the Partnership be treated as a publicly traded partnership under Section 7704 of the Code):

(a)  In the case of a Limited Partner that is an individual, (i) such Limited Partner’s Spouse, parent, siblings, descendants (including adoptive relationships and stepchildren), and the Spouses of each such individual (collectively, “Family Members”); (ii) a trust under which the distribution of Partnership Interests may be made only to such Limited Partner and/or any Family Member of such Limited Partner; (iii) a charitable remainder trust, the income from which will be paid to such Limited Partner during his or her life; (iv) a corporation, partnership, or limited liability company, the stockholders, partners, or members of which are only such Limited Partner and/or Family Members of such Limited Partner; or (v) by will or by the laws of intestate succession, to such Limited Partner’s executors, administrators, testamentary trustees, legatees, or beneficiaries;

(b)  In the case of a Limited Partner that is not an individual, an Affiliate of such Limited Partner and where such Affiliate is an individual, any Person set forth under Section 8.02(a) of such Affiliate; or

(c)  In the case of a Limited Partner who has delivered a Redemption Notice in accordance with this Agreement but the Partnership shall not have delivered to such Limited Partner the Redemption Consideration as of the close of business on the tenth (10th) Business Day after the Specified Redemption Date, then the restrictions under Section 8.01(a) shall not apply to any Transfer by such Limited Partner of all or any portion of his, her, or its Limited Partner Interest thereafter (provided, however, that such Limited Partner shall still establish, to the satisfaction of the General Partner, that such Transfer, on its own and together with other Transfers and Redemptions, does not create a material risk that the Partnership be treated as a publicly traded partnership under Section 7704 of the Code; provided, further, that for so long as the partnership satisfies the 100-partner limitation under Treasury Regulations Section 1.7704-1(h)(1)(ii), such requirement shall be deemed to be satisfied).

Section 8.03 Redemption Right.

(a) Each Limited Partner other than GCBC and its Affiliates (the “Redeeming Partner”) shall have the right (the “Redemption Right”, and each exercise of such right, a “Redemption”) to, at any time and from time to time, require the Partnership to redeem on a Specified Redemption Date, all or a portion of the Class A Units and/or Class B Units held by such Limited Partner that are not Locked Securities (as defined under the relevant Lock-Up Letter to which such Limited Partner is a party) (the Partnership Units to be so redeemed, the “Redemption Units”), at a price per Partnership Unit equal to and in the form of the Cash Amount or the GCBC Shares Amount or a combination of the foregoing (as may be elected by the General Partner at its sole and absolute discretion) (the aggregate consideration for all of the Partnership Units to be redeemed in such Redemption as required by such Limited Partner and in the form as elected by the General Partner, the “Redemption Consideration”) by delivering a written notice (the “Redemption Notice”) to the Partnership (with a copy to the General Partner). Promptly upon the delivery of a Redemption Notice by a Limited Partner and in any event prior to the Specified Redemption Date, GCBC shall contribute the Redemption Consideration to the Partnership in consideration for the issuance of a number of Class C Units equal to the number of Redemption Units. No Limited Partner may deliver more than two Redemption Notices during each calendar year; provided, that any Limited Partner may deliver a Redemption Notice (i) within ten (10) Business Days before the anticipated consummation of a transaction that will result in a Person or a group (within the meaning of such term under Section 13(d) of the Exchange Act) beneficially owning (within the meaning of such term under Section 13(d) of the Exchange Act) securities of GCBC representing more than 50% of the number or voting power of the total share capital of GCBC (a “GCBC Corporate Transaction”) or (ii) within two (2) months following an Adverse Tax Determination with respect to such Limited Partner . A Redemption Notice delivered in connection with a GCBC Corporate Transaction or an Adverse Tax Determination shall not count towards the number of Redemption Notices that a Limited Partner may deliver during each calendar year. Each Redeeming Partner agrees to execute such documents as the General Partner may reasonably require in connection with the issuance of GCBC Shares upon exercise of the Redemption Right.

(b)  If any Redeeming Partner who has validly exercised its Redemption Right but fails to receive the Redemption Consideration in accordance with the terms herein, the General Partner shall promptly cause to be removed any and all legend referencing the transfer restrictions applicable to such Partnership Units on any certificate of partnership interests in respect of such Partnership Units.

(c)  Notwithstanding anything herein to the contrary, with respect to any Redemption pursuant to this Section 8.03:

(i)  Each Redeeming Partner shall continue to own such Partnership Units subject to a Redemption, and be treated as a Limited Partner with respect to all such Partnership Units for all purposes of this Agreement, until the Specified Redemption Date (unless the Redeeming Partner fails to receive the Redemption Consideration by such date in accordance with the terms herein). Unless the Redeeming Partner receives GCBC Shares in connection with a Redemption pursuant to this Section 8.03, the Redeeming Partner shall have no rights as a shareholder of GCBC with respect to any GCBC Shares issuable in connection with such Redemption;

(ii)  Each Redeeming Partner shall have no right with respect to any Partnership Units so redeemed to receive any distributions paid in respect of Partnership Units after the Specified Redemption Date with respect to such redeemed Partnership Units (unless the Redeeming Partner fails to receive the Redemption Consideration by such date);

(iii)  Upon all of the Partnership Units of a Limited Partner having been duly redeemed and all Redemption Consideration in respect thereof having been paid, such Limited Partner shall cease to be a limited partner of the Partnership and to have any right, obligation or liability (accrued or contingent, past or present) of any kind whatsoever to the Partnership in connection with its having been a limited partner of the Partnership; and

(iv)  The General Partner shall have the right to subject any Redemption pursuant to this Section 8.03 to the conditions of Treasury Regulations Section 1.7704-1(f) (or other reasonable conditions) to the extent it determines that such redemption, on its own or together with other Redemptions and Transfers, creates a material risk that the Partnership be treated as a publicly traded partnership under Section 7704 of the Code.

(d) GCBC shall maintain at all times a number of authorized but unissued GCBC Shares in its capital that is at least equal to the aggregate number of GCBC Shares into which all of the then issued and outstanding Class A Units and Class B Units may be exchanged in accordance with the terms herein (assuming for such purposes all lock-up and other restrictions on such exchange have expired and each issued and outstanding Class A Unit and Class B Unit has been elected to be redeemed for the GCBC Shares Amount).

(e) GCBC agrees that any and all GCBC Shares that constitute the GCBC Shares Amount in any Redemption, when issued in accordance with the terms herein, will be duly and validly issued, fully paid, non-assessable, and free from any encumbrance, and will rank pari passu with, and carry the same rights in all respects as, the other GCBC Shares then in issue.

(f)  If GCBC shall engage in any merger, consolidation, business combination or other similar transaction with another Person, a sale of all or substantially all of its assets or stock, or any conversion into another form of entity, and the GCBC Shares are converted into or exchanged for stock or other securities of such other Person, or cash or other property (any such event being a “GCBC Fundamental Event”), then:

(i)  if the GCBC Shares are converted into, or exchanged for, only common equity securities of another Person that are listed on a national securities exchange (“New GCBC Shares”), and cash paid in lieu of fractional shares, each reference in this Agreement to a “GCBC Share” or “GCBC Shares” shall subsequently be deemed to be a reference to such New GCBC Shares, and the Adjustment Factor shall be adjusted by multiplying the Adjustment Factor in effect immediately prior to such GCBC Fundamental Event by the number (which may be a fraction) of such New GCBC Shares into which each GCBC Share was converted or for which each GCBC Share was exchanged in the GCBC Fundamental Event; and

(ii)  in all other cases, in connection with a Redemption, each Redeeming Partner will receive, or will have the right to elect to receive, for each Partnership Unit to be redeemed, an amount of cash, securities or other property equal to (I) the Adjustment Factor multiplied by (II) the greatest amount of cash, securities or other property paid to a holder of one GCBC Share in consideration of one GCBC Share pursuant to the terms of such GCBC Fundamental Event; provided, that if, in connection with such GCBC Fundamental Event, a purchase, tender or exchange offer shall have been made to and accepted by the holders of a majority of the outstanding GCBC Shares, each Redeeming Partner will, in connection with a Redemption, receive, or will have the right to elect to receive, the greatest amount of cash, securities or other property which such Redeeming Partner would have received had it exercised its right to Redemption pursuant to Section 8.03(a) and received GCBC Shares in exchange for its Partnership Units immediately prior to the expiration of such purchase, tender or exchange offer and had thereupon accepted such purchase, tender or exchange offer and then such GCBC Fundamental Event shall have been consummated.

Section 8.04 No Withdrawal. No Partner may withdraw or resign as a Partner prior to the Transfer of such Partner’s entire Partnership Interest in accordance with this Agreement without the consent of the General Partner. Without limiting the foregoing, the General Partner agrees that it will not withdraw from the Partnership as general partner within the meaning of § 17-602(a) of the Delaware Act. To the extent permitted by Applicable Law, any withdrawal or resignation or attempted withdrawal or resignation by a Partner in violation of this Section 8.04 shall be null and void.

Article IX

EXCULPATION AND INDEMNIFICATION

Section 9.01 Exculpation of Covered Persons.

(a)  Covered Persons.   As used herein, the term “Covered Person” shall mean each (i) General Partner; (ii) Partnership Representative, (iii) Designated Individual, (iv) Limited Partner; (v) Affiliate, officer, director, managing member, manager, general partner, employee, agent, or representative of a Partner, and each of their controlling Affiliates; and (vi) Officer.

(b)  Standard of Care.   No Covered Person shall be liable to the Partnership or any other Covered Person for any loss, damage, or claim incurred by reason of any action taken or omitted to be taken by such Covered Person in his, her, or its capacity as a Covered Person, whether or not such Person continues to be a Covered Person at the time such loss, damage, or claim is incurred or imposed, so long as such action or omission does not constitute fraud, bad faith, felony, gross negligence, willful misconduct, a breach of this Agreement or a violation of applicable securities laws by such Covered Person.

(c)  Good Faith Reliance.   A Covered Person shall be fully protected in relying in good faith upon the records of the Partnership and upon such information, opinions, reports, or statements (including financial statements and information, opinions, reports, or statements as to the value or amount of the assets, liabilities, Net Income, or Net Losses of the Partnership or any facts pertinent to the existence and amount of assets from which distributions might properly be paid) of the following Persons or groups: (i) another Covered Person; (ii) one or more officers or employees of the Partnership; (iii) any attorney, independent accountant, appraiser, or other expert or professional employed or engaged by or on behalf of the Partnership; or (iv) any other Person selected in good faith by or on behalf of the Partnership, in each case as to matters that such relying Person reasonably believes to be within such other Person’s professional or expert competence. The preceding sentence shall in no way limit any Person’s right to rely on information to the extent provided in § 17-407 of the Delaware Act.

Section 9.02 Liabilities and Duties of Covered Persons.

(a)  Limitation of Liability.   This Agreement is not intended to, and does not, create or impose any fiduciary duty on any Covered Person. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of such Covered Person. Nothing in this Agreement shall constitute a waiver or limitation of any rights which a Partner or the Partnership may have under applicable securities laws or other laws and which may not be waived.

(b)  Duties.   Whenever in this Agreement a Covered Person is permitted or required to make a decision in such Covered Person’s “discretion” or under a grant of similar authority or latitude, such Covered Person shall be entitled to consider only such interests and factors as such Covered Person desires, including such Covered Person’s own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Partnership or any other Person. Whenever in this Agreement a Covered Person is permitted or required to make a decision in such Covered Person’s “good faith” or under another express standard, the Covered Person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or any other Applicable Law.

Section 9.03 Indemnification.

(a)  Indemnification.   To the fullest extent permitted by the Delaware Act, as the same now exists or may hereafter be amended, substituted, or replaced (but, in the case of any such amendment, substitution, or replacement only to the extent that such amendment, substitution, or replacement permits the Partnership to provide broader indemnification rights than the Delaware Act permitted the Partnership to provide prior to such amendment, substitution, or replacement), the Partnership shall indemnify, hold harmless, defend, pay, and reimburse any Covered Person from and against any and all losses, claims, damages, judgments, fines, or liabilities, including reasonable legal fees or other expenses incurred in investigating or defending against such losses, claims, damages, judgments, fines, or liabilities, and any amounts expended in settlement of any claims (collectively, “Losses”) to which such Covered Person may become subject by reason of any act or omission or alleged act or omission performed or omitted to be performed on behalf of or for the benefit of the Partnership; provided, that (i) such Covered Person acted in good faith and in a manner believed by such Covered Person to be in, or not opposed to, the best interests of the Partnership and, with respect to any criminal proceeding, had no reasonable cause to believe his, her, or its conduct was unlawful, and (ii) such act or omission did not constitute fraud, bad faith, felony, gross negligence, willful misconduct, or a breach of this Agreement or a violation of applicable securities laws, in either case as determined by a final, non-appealable judgment, verdict or order of a court, government body or an arbitrator or arbitral tribunal of competent jurisdiction, or a judgment, verdict or order of a court, government body or an arbitrator or arbitral tribunal of competent jurisdiction where a right to appeal is available but such appeal is not lodged by a Covered Person within the prescribed time limit pursuant to the Applicable Law. In connection with the foregoing, the termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Covered Person did not act in good faith or, with respect to any criminal proceeding, had reasonable cause to believe that such Covered Person’s conduct was unlawful, or that the Covered Person’s conduct constituted fraud, bad faith, felony, gross negligence, willful misconduct, or a breach of this Agreement.

(b)  Notice of Proceeding. The General Partner shall promptly report the commencement of any proceeding regarding or claim for indemnification under this Section 9.03, and the material details and developments in respect thereof, to the Limited Partners.

(c)  Entitlement to Indemnity.   The indemnification provided by this Section 9.03 shall not be deemed exclusive of any other rights to indemnification to which those seeking indemnification may be entitled under any agreement or otherwise. The provisions of this Section 9.03 shall continue to afford protection to each Covered Person regardless of whether such Covered Person remains in the position or capacity pursuant to which such Covered Person became entitled to indemnification under this Section 9.03 and shall inure to the benefit of the executors, administrators, legatees, and distributees of such Covered Person.

(d)  Funding of Indemnification Obligation.   Notwithstanding anything contained herein to the contrary, any indemnity by the Partnership relating to the matters covered in this Section 9.03 shall be provided out of and to the extent of Partnership assets only, and no Partner (unless such Partner otherwise agrees in writing) shall have personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity by the Partnership.

(e)  Savings Clause.   If this Section 9.03 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Partnership shall nevertheless indemnify and hold harmless each Covered Person pursuant to this Section 9.03 to the fullest extent permitted by any applicable portion of this Section 9.03 that shall not have been invalidated and to the fullest extent permitted by Applicable Law.

(f)  Amendment.   The provisions of this Section 9.03 shall be a contract between the Partnership, on the one hand, and each Covered Person who served in such capacity at any time while this Section 9.03 is in effect, on the other hand, pursuant to which the Partnership and each such Covered Person intend to be legally bound. No amendment, modification, or repeal of this Section 9.03 that adversely affects the rights of a Covered Person to indemnification for Losses incurred or relating to a state of facts existing prior to such amendment, modification, or repeal shall apply in such a way as to eliminate or reduce such Covered Person’s entitlement to indemnification for such Losses without the Covered Person’s prior written consent.

Section 9.04 Survival. The provisions of this Article IX shall survive the dissolution, liquidation, winding up, and termination of the Partnership.

Article X

ACCOUNTING; REPORTING; TAX MATTERS

Section 10.01 Books and Records.

(a)  The General Partner shall maintain at the office of the Partnership full and accurate books of the Partnership (which at all times shall remain the property of the Partnership), in the name of the Partnership, and separate and apart from the books of the General Partner and its Affiliates, including a list of the names, addresses, and interests of all Partners and all other books, records, and information required by the Delaware Act. The Partnership’s books and records shall be maintained in U.S. dollars and in accordance with U.S. generally accepted accounting principles. The General Partner shall cause the Partnership to retain an accounting firm as its independent certified public accounting firm as it may from time to time determine.

(b)  Subject to Section 12.03, each Voting Limited Partner shall be allowed full and complete access to review all records and books of account of the Partnership for a purpose reasonably related to such Voting Limited Partner’s interest as a Limited Partner of the Partnership at the offices of the Partnership (or such other location designated by the General Partner) during regular business hours, at such Voting Limited Partner’s expense, and upon five (5) Business Days’ notice to the General Partner. The General Partner shall retain all records and books relating to the Partnership for a period of at least three (3) years after the termination of the Partnership. Each Voting Limited Partner agrees that (i) such books and records contain Partnership Confidential Information ; and (ii) the General Partner shall have the right, except as prohibited by the Delaware Act, to prohibit or otherwise limit in its reasonable discretion the making of any copies of such books and records.

Section 10.02 Income Tax Status. The Partners intend that the Partnership shall be treated as a partnership for U.S. federal, state, and local income tax purposes. Neither the Partnership nor any Partner shall make an election for the Partnership to be classified as other than a partnership pursuant to Treasury Regulations Section 301.7701-3.

Section 10.03 Partnership Funds. All funds of the Partnership shall be deposited in its name in such checking, savings, or other accounts, or held in its name in the form of such other investments, as shall be designated by the General Partner. The funds of the Partnership shall not be commingled with the funds of any other Person. All withdrawals of such deposits or liquidations of such investments by the Partnership shall be made exclusively upon the signature of the General Partner or such Officer or Officers as the General Partner may designate.

Section 10.04 Partnership Representative.

(a)  Designation.   The General Partner or its designee shall be designated as the “partnership representative” (the “Partnership Representative”) as provided in Section 6223(a) of the Code (or under any applicable state or local law providing for an analogous capacity). Notwithstanding anything herein to the contrary, any expenses incurred by the Partnership Representative in carrying out its responsibilities and duties in such capacity under this Agreement shall be an expense of the Partnership for which the Partnership Representative shall be reimbursed by the Partnership. The Partnership Representative shall appoint an individual (the “Designated Individual”) meeting the requirements of Treasury Regulations Section 301.6223-1(c)(3) as the sole person authorized to represent the Partnership Representative in audits and other proceedings governed by the Partnership Tax Audit Rules. To the extent provided in the Partnership Tax Audit Rules, the General Partner shall have the power to remove and replace the Designated Individual and to designate a successor Partnership Representative or Designated Individual.

(b)  Tax Examinations and Audits.   The Partnership Representative is authorized and required to represent the Partnership in connection with all examinations of the affairs of the Partnership by any Taxing Authority, including any resulting administrative and judicial proceedings, and to expend funds of the Partnership for professional services and costs associated therewith. Each Partner agrees that any action taken by the Partnership Representative in connection with audits of the Partnership (including actions by the Designated Individual in an audit governed by the Partnership Tax Audit Rules) shall be binding upon such Partner and that such Partner shall not independently act with respect to tax audits or tax litigation affecting the Partnership. The Partnership Representative shall have sole discretion to determine whether the Partnership (either on its own behalf or on behalf of the Partners) will contest or continue to contest any tax deficiencies assessed or proposed to be assessed by any Taxing Authority. Each Partner agrees to cooperate with the Partnership Representative and to do or refrain from doing any or all things reasonably requested by the Partnership Representative with respect to the conduct of examinations by Taxing Authorities, any resulting proceedings and elections made under the Partnership Tax Audit Rules.

(c)  Partnership Tax Audit Rules.   Except as otherwise set forth herein, in the event of an audit of the Partnership that is subject to the Partnership Tax Audit Rules or any analogous provision of state or local law, the Partnership Representative and the Designated Individual shall have the right to, acting in a manner as instructed by the board of directors of the General Partner, make any and all elections and to take any actions that are available to be made or taken by the Partnership Representative, the Designated Individual, or the Partnership under the Partnership Tax Audit Rules. The Partnership Representative shall notify the Partners of the commencement of any tax audit or other controversy proceeding that involves a tax that would be imposed by reference to the status of such Partners and that would reduce cash otherwise received by such Partners and, at the reasonable request of such Partner, shall furnish relevant information to such Partner. Unless otherwise agreed to by the General Partner, to the extent permitted by applicable law, the Partnership shall use commercially reasonable efforts to make an election pursuant to Section 6226 of the Code with respect to any audit or examination by the IRS relating to taxes of the Partnership. If the Partnership does not make the election described in Section 6226 of the Code, it shall use commercially reasonable efforts to take into account the tax status of each Partner, to the extent permitted by applicable law, when determining the amount of the Partnership’s liability and the portion of such liability that is allocable to each Partner.

(d)  Tax Returns and Tax Deficiencies. Each Partner agrees that such Partner shall not treat any Partnership item inconsistently on such Partner’s federal, state, foreign, or other income tax return with the treatment of the item on the Partnership’s return. Any deficiency for taxes imposed on any Partner (including penalties, additions to tax, or interest imposed with respect to such taxes and any tax deficiency imposed pursuant to Section 6226 of the Code) will be paid by such Partner and if required to be paid (and actually paid) by the Partnership, will be recoverable from such Partner as provided in Section 6.03(c).

(e)  Tax Return Preparation and Filing   The General Partner shall cause to be prepared and timely filed all US and non-US tax returns required to be filed by or for the Partnership. The General Partner shall use commercially reasonable efforts to prepare and send, or cause to be prepared and sent, within one hundred twenty (120) calendar days after the end of each taxable year of the Partnership, to each Person who was a Partner at any time during such Fiscal Year, the equivalent of U.S. Internal Revenue Service Schedule K-1, “Partner’s Share of Income, Credits, Deductions, Etc.” or of any successor schedule or form, for such Person. The General Partner shall provide to any Partner (at such Partner’s costs and expenses) any other information reasonably available to the General Partner that such Partner may reasonably request and that is required for the purpose of applying for refunds of withholding taxes or for other tax reporting purposes, in each case arising solely by reason of the Partnership’s activities.

(f)  Survival.   The provisions of this Section 10.04 and the obligations of a Partner or former Partner pursuant to Section 10.04 shall survive the termination, dissolution, liquidation, and winding up of the Partnership and the withdrawal of such Partner from the Partnership or Transfer of such Partner’s Partnership Interests.

Article XI

DISSOLUTION AND LIQUIDATION

Section 11.01 Events of Dissolution(a). The Partnership shall be dissolved and its affairs wound up only upon the occurrence of any of the following events:

(a)     An election to dissolve the Partnership made by the General Partner;

(b)     The entry of a decree of judicial dissolution under § 17-802 of the Delaware Act; or

(c)     At any time all of the Class A Units and Class B Units have been redeemed (and all Redemption Consideration in respect of have been paid in full) in accordance with the terms herein, unless the Partnership is continued in accordance with the Delaware Act.

Section 11.02 Effectiveness of Dissolution. Except as set forth in Section 11.01(c), dissolution of the Partnership shall be effective on the day on which the event described in Section 11.01 occurs, but the Partnership shall not terminate until the winding up of the Partnership has been completed, the assets of the Partnership have been distributed as provided in Section 11.03, and the Certificate of Limited Partnership shall have been cancelled as provided in Section 11.04.

Section 11.03 Liquidation. If the Partnership is dissolved pursuant to Article XI, the Partnership shall be liquidated and its business and affairs wound up in accordance with the Delaware Act and the following provisions:

(a)     Liquidator.   The General Partner shall be the liquidator (the “Liquidator”). The Liquidator shall have full power and authority to sell, assign, and encumber any or all of the Partnership’s assets and to wind up and liquidate the affairs of the Partnership.

(b)     Accounting.   As promptly as possible after dissolution and again after final liquidation, the Liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Partnership’s assets, liabilities, and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable.

(c)     Distribution of Proceeds.   The Liquidator shall liquidate the assets of the Partnership and distribute the proceeds of such liquidation in the following order of priority, unless otherwise required by mandatory provisions of Applicable Law:

(i)  first, to the payment of all of the Partnership’s debts and liabilities to its creditors (including Partners, if applicable, and to the extent permitted by Applicable Law) and the expenses of liquidation;

(ii)  second, to the establishment of and additions to reserves that are determined by the Liquidator to be reasonably necessary for any contingent unforeseen liabilities or obligations of the Partnership; and

(iii)  third, to the Partners in accordance with their respective Percentage Interests.

(d)  Discretion of Liquidator.   Notwithstanding Section 6.04 or the provisions of Section 11.03(c) that require the liquidation of the assets of the Partnership, but subject to the order of priorities set forth in Section 11.03(c), if upon dissolution of the Partnership the Liquidator reasonably determines that an immediate sale of part or all of the Partnership’s assets would be impractical or could cause undue loss to the Partners, the Liquidator may defer the liquidation of any assets except those necessary to satisfy Partnership liabilities and reserves, and may distribute to the Partners, in lieu of cash, as tenants in common and in accordance with the provisions of Section 11.03(c), undivided interests in such Partnership assets as the Liquidator deems not suitable for liquidation. Any such distribution in kind shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operating of such properties at such time. For purposes of any such distribution, any property to be distributed shall be valued at its Fair Market Value as determined by the Liquidator in good faith.

Section 11.04 Cancellation of Certificate. Upon completion of the distribution of the assets of the Partnership as provided in Section 11.03(c), the Partnership shall be terminated and the Liquidator shall cause the cancellation of the Certificate of Limited Partnership in the State of Delaware and of all qualifications and registrations of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware and shall take such other actions as may be necessary to terminate the Partnership.

Section 11.05 Survival of Rights, Duties, and Obligations. Dissolution, liquidation, winding up, or termination of the Partnership for any reason shall not release any party from any Loss that at the time of such dissolution, liquidation, winding up, or termination already had accrued to any other party or thereafter may accrue in respect of any act or omission prior to such dissolution, liquidation, winding up, or termination. For the avoidance of doubt, none of the foregoing shall replace, diminish, or otherwise adversely affect any Partner’s right to indemnification pursuant to Section 9.03.

Section 11.06 Recourse for Claims. Each Partner shall look solely to the assets of the Partnership for all distributions with respect to the Partnership, such Partner’s Capital Account, and such Partner’s share of Net Income, Net Loss, and other items of income, gain, loss, and deduction, and shall have no recourse therefor (upon dissolution or otherwise) against the Liquidator or any other Partner.

Article XII

MISCELLANEOUS

Section 12.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel and any other advisors, incurred in connection with the preparation and execution of this Agreement, or any amendment or waiver hereof, and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses. For the avoidance of any doubt, fees and expenses incurred by the General Partner or its Affiliates or the Partnership in connection with the organization of the Partnership and the General Partner, and the offering of Partnership Units and the maintenance and operation of the Partnership (including any related legal, tax advisory, accounting and fund administrative fees and expenses, travel and accommodation expenses and filing fees, capital raising and other organizational expenses) shall be borne by the General Partner.

Section 12.02 Further Assurances. Each Limited Partner hereby agrees, at the request of the General Partner, to execute and deliver such additional documents, instruments, conveyances, and assurances, and to take such further actions as may be required to carry out the intent and purposes of this Agreement; provided, however, that in no event shall any of the foregoing materially increase any Limited Partner’s obligations hereunder or materially decrease any Limited Partner’s rights hereunder.

Section 12.03 Confidentiality. Any non-public proprietary or confidential information, including any trade secrets, relating to (a) a Partner’s or such Partner’s Affiliate’s business, operation, or finances or (b) the Partnership and its business, operation, or finances received by a Partner (each, a “Receiving Person”) is referred to herein as “Confidential Information”. All such information received by a Receiving Person shall be presumed to be Confidential Information at the time of delivery or other disclosure to such Receiving Person. Nothing herein shall restrict the disclosure by a specified Partner of information relating to the business, operation, or finances of such specified Partner or such Partner’s Affiliate (and, with respect to such specified Partner, such information shall not constitute Confidential Information). All Confidential Information shall be protected by the Receiving Person from disclosure with the same degree of care that the Receiving Person uses to protect such Receiving Person’s own Confidential Information from disclosure, and in no event less than a commercially reasonable level of care. Without limiting the foregoing, each Receiving Person agrees (i) not to disclose Confidential Information to any Person, except to those of such Receiving Person’s employees or representatives that need to know such Confidential Information in connection with the conduct of the business of the Partnership and that have agreed to maintain the confidentiality of such Confidential Information; and (ii) that neither such Receiving Person nor any of such Receiving Person’s employees or representatives will use such Confidential Information for any purpose other than in connection with the conduct of the business of the Partnership and in that regard not to trade in securities on the basis of any such information; provided, that such restrictions shall not apply (and such Receiving Person shall not be required to protect such Confidential Information) if such Confidential Information: (x) is or hereafter becomes public, other than by breach of this Agreement by such Receiving Person or such Receiving Persons’ employees or representatives; (y) was already in the possession of the Receiving Person prior to any disclosure of the Confidential Information to the Receiving Person by the disclosing Partner or the Partnership; or (z) has been or is hereafter obtained by the Receiving Person from a third party not bound by any confidentiality obligation with respect to such Confidential Information; provided, further, that nothing herein shall prevent any Partner from disclosing any portion of such Confidential Information (A) to the General Partner in connection with the Partnership’s business; (B) pursuant to judicial order or in response to a Governmental Authority inquiry, by subpoena, or other legal process, but only to the extent required by such order, inquiry, subpoena, or process, and only after reasonable notice to the original disclosing party, where permitted by Applicable Law; (C) in order to initiate, defend, or otherwise pursue legal proceedings between or among the Partners regarding this Agreement; (D) with respect to any Confidential Information relating to the Partnership and its business, operation, or finances (“Partnership Confidential Information”), to any investor in such Partner or its Affiliate as part of disclosures to such investor in the ordinary course of such Partner’s or its Affiliate’s business; (E) to a Partner’s directors, officers, employees, attorneys, accountants, potential bona fide Transferees or other representatives that have a need to know such Confidential Information and have agreed (or are required by applicable ethical standards) to maintain the confidentiality of such Confidential Information; (F) with respect to Partnership Confidential Information, as necessary or appropriate for a Partner to comply with the Securities Act and applicable state securities laws, or (G) with respect to Partnership Confidential Information, by the General Partner to the extent it deems necessary or appropriate in connection with the management or operation of the Partnership.

Section 12.04 Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.04):

If to the Partnership:	No.4 Yong Chang North Road, Beijing Economic Technological Development Area, Beijing, China Tel: +86 10 6786 0848 E-mail: albert.chen@globalcordbloodcorp.com Attention: Albert Chen
with a copy (which shall not constitute notice) to:	Cleary Gottlieb Steen & Hamilton LLP 45th Floor, Fortune Financial Center, 5 Dong San Huan Zhong Lu, Chaoyang District, Beijing Tel: + 86 10 5920 1080 E-mail: dshiu@cgsh.com Attention: Denise Shiu

If to a Partner, to such Partner’s respective mailing address as set forth on the Partners Schedule.

Section 12.05 Headings. The headings in this Agreement are inserted for convenience or reference only and are in no way intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision of this Agreement.

Section 12.06 Severability. If any term or provision of this Agreement is held to be invalid, illegal, or unenforceable under Applicable Law in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 9.03(e), upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 12.07 Entire Agreement. This Agreement, together with the Certificate of Limited Partnership and all related Exhibits and Schedules, constitutes the sole and entire agreement between the General Partner or the Partnership and the Limited Partners with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

Section 12.08 Successors and Assigns. Subject to the restrictions on Transfers set forth herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, and permitted assigns. This Agreement may not be assigned by any Partner except as permitted by this Agreement and any assignment in violation of this Agreement shall be null and void. Notwithstanding anything herein to the contrary, GCBC may not assign any of its obligations hereunder to any other Person without the prior written consent of the General Partner.

Section 12.09 No Third-Party Beneficiaries. Except as provided in Article IX, which shall be for the benefit of and enforceable by Covered Persons as described therein, this Agreement is for the sole benefit of the parties hereto (and their respective heirs, executors, administrators, successors, and permitted assigns) and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any creditor of the Partnership, any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 12.10 Amendment. No provision of this Agreement may be amended or modified except by an instrument in writing executed by the General Partner upon the prior written approval of Limited Partners holding at least 75% of the total Percentage Interests of the Voting Limited Partners. Any such written amendment or modification will be binding upon the Partnership and each Partner. Notwithstanding the foregoing, amendments to the Partners Schedule may be made by the General Partner in accordance with Section 4.01(b).

Section 12.11 Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. For the avoidance of doubt, nothing contained in this Section 12.11 shall diminish any of the explicit and implicit waivers described in this Agreement, including in Section 4.04(e) and Section 12.14.

Section 12.12 Governing Law. All issues and questions concerning the application, construction, validity, interpretation, and enforcement of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

Section 12.13 Dispute Resolution. Any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, including any dispute regarding its validity or termination, or the performance or breach thereof, as well as any non-contractual obligation arising out of or in connection with it, shall be determined by arbitration administered by the Singapore International Arbitration Center (“SIAC”) in accordance with the Arbitration Rules of the Singapore International Arbitration Centre for the time being in force, which rules are deemed to be incorporated by reference in this Section 12.13. All disputes shall be heard by a panel of three arbitrators. If there are two parties to a dispute, each party shall nominate one arbitrator. If there are more than two parties to a dispute, GCBC, the Partnership and the General Partner shall (or, to the extent only one or two of such three parties are party to the dispute, then such parties shall) jointly nominate one arbitrator, and all the Limited Partners (excluding GCBC and its Affiliates) who are parties to the dispute shall jointly nominate one arbitrator. A third arbitrator shall be nominated by the party-appointed arbitrators (or in the absence of agreement, the third arbitrator shall be appointed by the SIAC). The place of arbitration shall be in Singapore at the SIAC. The language of the arbitration shall be English. The award rendered by the SIAC shall be final and conclusive and binding upon the parties and can be entered in any court having competent jurisdiction. The parties waive irrevocably any rights to any form of appeal, review or recourse to any state or other judicial authority, insofar as such waiver may validly be made.

Section 12.14 Equitable Remedies. Each party hereto acknowledges that a breach or threatened breach by such party of any of such party’s obligations under this Agreement would give rise to irreparable harm to the other parties, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, each of the other parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

Section 12.15 Attorneys’ Fees. In the event that the Partnership or any party hereto institutes any legal suit, action, or proceeding, including arbitration, against another party or the Partnership in respect of a matter arising out of or relating to this Agreement, the prevailing party in the suit, action, or proceeding shall be entitled to receive, in addition to all other damages to which he, she, or it may be entitled, the costs incurred by such party in conducting the suit, action, or proceeding, including reasonable attorneys’ fees and expenses and court costs.

Section 12.16 Remedies Cumulative. The rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise, except to the extent expressly provided in Section 9.02 to the contrary.

Section 12.17 Interpretation and Construction. Each party hereto acknowledges that (a) he, she, or it has reviewed this Agreement with independent counsel of his, her, or its selection and (b) any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments hereto. Any captions or headings used in this Agreement are for convenience only and do not define or limit the scope of this Agreement.

Section 12.18 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of Electronic Transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 12.19 Spousal Consent. Each Partner who has a Spouse on the date of this Agreement shall cause such Partner’s Spouse to execute and deliver to the Partnership a spousal consent in the form of Exhibit B hereto (a “Spousal Consent”), pursuant to which the Spouse acknowledges that he or she has read and understood the Agreement and agrees to be bound by its terms and conditions. If any Partner should marry or engage in a Marital Relationship following the date of this Agreement, such Partner shall cause his or her Spouse to execute and deliver to the Partnership a Spousal Consent within three (3) Business Days thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date by their respective officers thereunto duly authorized.

General Partner:

Cellenkos GP Limited

By:
Name:
Title:

Limited Partners:

Global Cord Blood Corporation

By:
Name:
Title:

Rocelo LLC

By:
Name:
Title:

[Signature Page to Limited Partnership Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date by their respective officers thereunto duly authorized.

Limited Partners:

The Paul Brooke 2012 Family Trust

By:
Name:
Title:

The Paul Brooke and Kathleen McCarragher 2012 Family Trust

By:
Name:
Title:

[Signature Page to Limited Partnership Agreement]